                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               _________________


                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 30, 2001



                               _________________


                            MindArrow Systems, Inc.
                        (formerly eCommercial.com, Inc.)
             (Exact name of registrant as specified in its charter)


           Delaware                   0-28403                77-0511097
       (State or other              (Commission           (I.R.S. Employer
jurisdiction of incorporation)      File Number)         Identification No.)



           101 Enterprise, Suite 340, Aliso Viejo, California        92656
              (Address of principal executive offices)             (Zip Code)

                              ____________________
       Registrant's telephone number, including area code: (949) 916-8705


                                      N/A
         (Former name or former address, if changed since last report)

                               _________________

Item 5.    OTHER EVENTS

     In February 2001, the Company determined that between May 21, 1999 and April 7, 2000 stock certificates representing 1,107,951 shares (the "Discrepant Shares") were illegally authenticated by the Company's prior transfer agent or others acting on its behalf. The Discrepant Shares were not recorded in the stock ledger records kept by the former transfer agent. Following the discovery of potential criminal activity, the Company contacted law enforcement officials, Nasdaq and the Securities and Exchange Commission and has assisted law enforcement in the investigation of this matter. On February 5, 2001, Nasdaq halted trading of MindArrow's common stock on the Nasdaq SmallCap Market. The Company has been and continues to provide information to Nasdaq in an effort to permit trading on Nasdaq to resume. We cannot assure you when, or if, trading in our common stock on the Nasdaq SmallCap Market will resume.

     In order to offset the impact of recognizing additional shares that may be in the hands of innocent purchasers, the Company's co-chairmen have entered into an agreement with the Company pursuant to which they have agreed to contribute for cancellation by the Company 1,107,951 shares owned by them. This contribution of shares will be made concurrent with the exchange of new shares for the wrongly authenticated certificates. The agreement provides that in the event that any of the Discrepant Shares are recovered by the Company, an equivalent number of shares shall be issued to the Company's co-chairmen. In the event that the Company recovers cash or property other than the Discrepant Shares, then the Company shall issue shares of its common stock to the Company's co-chairmen at a rate of one share of common stock for every $4.50 in property or cash recovered. In no event shall the Company be obligated to issue more than 1,107,951 shares pursuant to the agreement.

     On March 30, 2001, the Company issued new shares in exchange for the Discrepant Shares and the 1,107,951 shares agreed to be contributed by the co-chairmen were contributed to the Company and cancelled. No gain or loss will be recognized by the Company as a result of the share contribution.

     The Discrepant Shares entered the public float over a period of approximately eleven months. In connection with the exchange, the Company determined that under generally accepted accounting principles it should record a non-recurring, non-cash charge of $18,682,398 at the time the exchange of new shares for the Discrepant Shares occurs. Accordingly, this non-cash charge will be reflected in the Company's Report on Form 10-Q for the quarter ended March 31, 2001. This amount represents the estimated market value of the Discrepant Shares at the time they entered the public float. The charge has no impact on total stockholders' equity, as the Company will concurrently record an $18,682,398 increase to additional paid-in capital. Any amounts recovered by the Company from the perpetrators of the fraud will be recorded as non-operating income at the time of the recovery. It is not known whether the Company will achieve any recovery.

     The following is a schedule of as reported and pro forma net loss and loss per share, illustrating the impact the Discrepant Shares would have had if the loss of $18,682,398 associated with the Discrepant Shares had been recorded in the periods in which the Discrepant Shares entered the public float:


                                                                         Net Loss                 Loss Per Share
                                   Discrepant                            --------                 --------------
            Period                   Shares        Value        As Reported     Pro Forma    As Reported   Pro Forma
            ------                 ----------  -------------   ------------     ---------    -----------   ---------
Period from inception (March 26,
 1999) to June 30, 1999              326,742   $ (3,880,061)   $   (799,762)   $ (4,679,823)    $(0.10)     $(0.57)
Quarter ended September 30, 1999     237,000     (1,925,626)     (2,593,831)     (4,519,457)     (0.30)      (0.46)
                                   ---------   ------------    ------------    ------------
Period from inception (March 26,
 1999) to September 30, 1999         563,742     (5,805,687)   $ (3,393,593)   $ (9,199,280)     (0.39)      (1.02)
                                   ---------   ------------    ============    ============
Quarter ended December 31, 1999      256,414     (4,827,209)   $ (2,252,585)   $ (7,079,794)     (0.23)      (0.69)
Quarter ended March 31, 2000         274,810     (7,536,594)    (17,765,937)    (25,302,531)     (1.82)      (2.35)
Quarter ended June 30, 2000           12,985       (512,908)     (3,813,814)     (4,326,722)     (0.38)      (0.39)
Quarter ended September 30, 2000         -              -        (4,982,875)     (4,982,875)     (0.49)      (0.49)
                                   ---------   ------------    ------------    ------------
Year ended September 30, 2000        544,209    (12,876,711)   $(28,815,211)   $(41,691,922)     (2.95)      (3.97)
                                   ---------   ------------    ============    ============
                                   1,107,951   $(18,682,398)
                                   =========   ============

     The pro forma charges above would have no impact on total stockholders' equity as Company would concurrently record a corresponding increase to additional paid-in capital.

Item 7.   Financial Statements and Exhibits.

     (a)  Financial statements of businesses acquired.

          Not applicable.

     (b)  Pro forma financial information.

          Not applicable.

     (c)  Exhibits.

          None

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MINDARROW SYSTEMS, INC.


                              By:    /s/ MICHAEL R. FRIEDL
                                  --------------------------------------
                                  Michael R. Friedl
Date:  March 30, 2001             Chief Financial Officer and Treasurer